Exhibit 99.3

Confidential Treatment Requested by ITUS Corporation,

IRS Employer Identification No. 11-2622630

***CONFIDENTIAL TREATMENT REQUESTED***

Note: Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

SECOND AMENDMENT TO THE COLLABORATIVE RESEARCH AGREEMENT

This SECOND AMENDMENT TO THE COLLABORATIVE RESEARCH AGREEMENT (the “Second Amendment”) is made as of the 1st day of August, 2017 (the “Second Amendment Effective Date”) by and between THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY, a Pennsylvania nonprofit corporation (“Wistar”) and ANIXA DIAGNOSTIC CORPORATION, a Delaware corporation (“Collaborator”). Wistar and Collaborator shall be referred to herein collectively as the “Parties”

WHEREAS, the Parties entered into a collaborative research agreement on July 14, 2015, under which Collaborator agreed to support research in the laboratory of Frank J. Rauscher, III., Ph. D. (the “CRA”).

WHEREAS, the Parties entered into a First Amendment to the Collaborative Research Agreement on August 4th, 2016 to extend the term, amend the Collaborative Research scope of work, increase the budget, and add an additional payment schedule to the CRA (the “First Amendment”);

WHEREAS, the Parties would like to amend the CRA to extend the term and revise the scope of work and associated budget as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.

All capitalized terms not expressly defined herein shall have the meanings ascribed to them in the CRA.

2.

The payment schedule table in Section 4.1 (Funding) of the CRA shall be deleted in its entirety and replaced with the following:

Due Date	Payment amount
Effective Date	$*** USD
Within six (6) calendar months of the Effective Date	$*** USD
Completion of Collaborative Research, or the anniversary of the Effective Date, whichever is sooner	$*** USD (waived)
First Amendment Effective Date	$*** USD
Within six (6) calendar months of the First Amendment Effective Date	$*** USD
Completion of the Collaborative Research, or the first anniversary of the First Amendment Effective Date, whichever is sooner	$*** USD
Second Amendment Effective Date	$*** USD
Within six (6) calendar months of the Second Amendment Effective Date	$*** USD
Completion of the Collaborative Research, or the first anniversary of the Second Amendment Effective Date, whichever is sooner	$*** USD

3.

Exhibit A of the CRA shall be deleted in its entirety and replaced with the attached Exhibit A-2.

4.

Exhibit B of the CRA shall be deleted in its entirety and replaced with the attached Exhibit B-2.

5.

Except as expressly amended or modified herein, any and all the terms and conditions of the CRA and the First Amendment shall remain in full force and effect.

6.

This Second Amendment, together with the CRA, and the First Amendment embody the entire understanding between the parties relating to the subject matter thereof and supersedes all prior understandings and agreements, whether written or oral.

7.

Counterparts.  This Second Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Wistar and Collaborator. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this Second Amendment as of the dates below.

THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY		ANIXA DIAGNOSTIC CORPORATION
By:	/s/ Heather A. Steinman	By:	/s/Amit Kumar
Name:	Heather A. Steinman, Ph.D., M.B.A.	Name:	Amit Kumar
Title:	Vice President, Business Development and Executive Director, Technology Transfer	Title:	Chief Executive Officer

Date:	7/27/2017	Date:	7/26/17

I have read, understand, and agree to the responsibilities of the Principle Investigator

By:	/s/Frank J. Rauscher III
Name:	Frank J. Rauscher, III, Ph.D.
Title:	Caspar Wistar Professor

Date:	7/27/17

Exhibit A-2

Analysis of lymphoid and myeloid cell subsets using whole blood from tumor bearing patients

Overview and Rationale:  The Rauscher Laboratory remains committed to the spirit and science of the Anixa initiated project and looks forward to partnering in another year of interesting research.    The project aims continue to be highly relevant to the overall scope of research interests in the Rauscher Laboratory specifically defining early, blood based markers of tumor initiation and progression and in addition, markers of therapeutic response. The focus will remain on defining and quantifying subsets lymphoid and myeloid progenitor cells in peripheral blood of tumor bearing and non-tumor bearing humans. The preliminary data suggests that the CChek, FACS based blood test combined with proprietary neural network based analysis has the capability of distinguishing these cell subsets and hence providing valid and valuable information to patients and clinicians regarding tumor presence, prognosis and response to therapy.  In the coming year we will continue to collect data from patient samples in order to further establish the utility of the test.

The Rauscher Laboratory along with Wistar Core Facilities will continue to be the primary site for performance if this work.   All of the work on human samples is subject to rigorous IRB protocol approvals, and the protocols are examined at both Wistar and the Institute providing the sample.

Specific Aims:

1.

Manage and oversee work of the scientists who will collect and process multiple human blood samples (estimated to be numbered at 5-20 samples per week) coming from multiple outside sources using the protocols developed and implemented for separation of white blood cells. Coordinate the identification and delivery of these de-identified samples to Wistar under defined protocols for preservation of fresh blood.   Provide lab bench, desk space and computer facilities, lab supplies and disposal methods for human derived samples. Coordinate and liaison with Wistar Core facilities Phlebotomy and Cell Sorting for analysis of the blood cells and data acquisition.  Provide proper ongoing and required training of lab personnel in handling human specimens. Keep all IRB approved protocols which oversee the project up to date and current with both personnel and techniques.  Write and coordinate  submission of new protocols for either new techniques or acquisition of new clinical partner sites for  prosecution of the Project.

2.

Oversee the proper experimental procedures are followed in all aspects of handling and analysis of the samples and that each laboratory based person is properly trained on both experimental and safety issues. Obtain fresh whole blood from normal and tumor bearing individuals (across multiple types and stages of cancers) (following any necessary IRB approvals), consenting and de-identification of samples. Utilize optimized yet standard cell separation centrifugation techniques to isolate white blood cells. Incubate cells with antibody cocktails already defined and ensure sorting and processing via FACS  analysis  in the Wistar Core laboratory.  Ensure data is collected in a timely fashion from the Core facility and transmitted for analysis to both onsite Anixa supported personnel and to the Company.  Facilitate collection of any patient clinical data that is available from the Institution providing the sample per proper privacy guidelines.

3.

Such adjustments, and further research, testing, and procedures as the parties may agree to in a written amendment to this Agreement.

Exhibit B-2

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